Exhibit 99.1

CONTACTS
From: Tony DeFazio	For: John Bessey, President
DeFazio Communications, LLC	Phillips Edison – ARC Shopping Center REIT
tony@defaziocommunications.com	jbessey@phillipsedison.com
Ph: (484) 532-7783	Ph: (513) 619-5037

FOR IMMEDIATE RELEASE

Phillips Edison – ARC Shopping Center REIT Inc. Acquires Walmart Neighborhood Market-Anchored Shopping Center in Florida for $13.7 Million

CINCINNATI, OH, June 6, 2012 — Phillips Edison – ARC Shopping Center REIT Inc. (“the Company”), a public non-traded REIT focused on the acquisition and management of well-occupied grocery-anchored neighborhood shopping centers, today announced that the Company, through its joint venture, PECO-ARC Institutional Joint Venture I, LP, has closed the acquisition of an 88,720 square foot Walmart Neighborhood Market-anchored shopping center located in Kissimmee, Florida (“Vine Street Square”) for approximately $13.7 million, bringing the Company’s total portfolio to 13 properties.

Vine Street Square is located in Kissimmee, Florida, which is approximately 20 miles south of Orlando, Florida. The 88,720 square foot shopping center is 98 percent occupied and anchored by a 31,979 square foot Walmart Neighborhood Market grocery store, newly built in the fourth quarter of 2011, which has a lease term through October 2031. Walmart is the No. 2 grocer by market share in the Orlando, Florida area. Additional national tenants in the shopping center include Humana, OfficeMax, CosmoProf, Domino’s Pizza, H&R Block, Deal$, MetroPCS, and a free-standing Outback Steakhouse.

About Phillips Edison – ARC Shopping Center REIT Inc.

Phillips Edison-ARC Shopping Center REIT Inc. is a public non-traded REIT that seeks to acquire and manage well-occupied grocery-anchored neighborhood shopping centers having a mix of solid national and regional retailers selling necessity-based goods and services, in strong demographic markets throughout the United States. The REIT is co-sponsored by two industry leaders: Phillips Edison & Company, who has acquired over $1.8 billion in shopping centers throughout the United States, and AR Capital, LLC, a real estate investment program sponsor dedicated to governance best practices. As of June 6, 2012, Phillips Edison-ARC owned, directly or indirectly through a joint venture in which it has a controlling interest, and managed a quality retail portfolio consisting of 13 grocery-anchored shopping centers totaling 1,101,104 square feet. For more information on the company, please visit the website at www.phillipsedison-arc.com.

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